EXHIBIT 2.1

CONTRIBUTION AGREEMENT

BY AND AMONG

THE CONTRIBUTOR PARTIES PARTY HERETO

AND

MID-CON ENERGY PARTNERS, LP

TABLE OF CONTENTS

Article I DEFINITIONS AND INTERPRETATION1

Section 1.1	Definitions.1
Section 1.2	Rules of Interpretation6

Article II CONTRIBUTION AND EXCHANGE7

Section 2.1	Contribution of the Subject Interests7
Section 2.2	Closing.7
Section 2.3	Closing Deliveries.7

Article III REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR PARTIES CONCERNING THE CONTRIBUTOR PARTIES8

Section 3.1	Legal Capacity8
Section 3.2	Validity of Agreement; Authorization8
Section 3.3	No Conflict or Violation8
Section 3.4	Consents and Approvals9
Section 3.5	Ownership of the Subject Interests9
Section 3.6	Brokers9
Section 3.7	Investment Intent; Investment Experience; Restricted Securities9
Section 3.8	Litigation9

Article IV REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR PARTIES CONCERNING THE GENERAL PARTNER9

Section 4.1	Organization10
Section 4.2	No Conflict or Violation10
Section 4.3	Consents and Approvals10
Section 4.4	Subject Interests10
Section 4.5	Subsidiaries; Interests10
Section 4.6	GP LLC Agreement10
Section 4.7	Assets and Liabilities of the General Partner10
Section 4.8	Employees; Employee Plans.10
Section 4.9	Tax Matters11
Section 4.10	Litigation12
Section 4.11	Certain Disclaimers12

Article V REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP12

Section 5.1	Organization12
Section 5.2	Validity of Agreement; Authorization12
Section 5.3	No Conflict or Violation12
Section 5.4	Consents and Approvals12
Section 5.5	Partnership Capitalization12
Section 5.6	Issuance of Consideration13
Section 5.7	Listing13
Section 5.8	Brokers13
Section 5.9	MLP Status13
Section 5.10	Litigation.13
Section 5.11	Investment Intent; Investment Experience; Restricted Securities.13

Article VI COVENANTS13

Section 6.1	Further Assurances; Cooperation13
Section 6.2	Post-Closing Access; Records14
Section 6.3	Certain Insurance and Indemnification Matters.14
Section 6.4	Tax Matters.14
Section 6.5	Registration Rights.15

Article VII INDEMNIFICATION, COSTS AND EXPENSES16

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Section 7.1	Survival.16
Section 7.2	Indemnification.16
Section 7.3	Defense of Claims.17
Section 7.4	Exclusive Remedy18
Section 7.5	Limitations18
Section 7.6	Tax Treatment of Indemnity Provisions19
Section 7.7	Calculation of Losses19
Section 7.8	No Duplication19

Article VIII MISCELLANEOUS19

Section 8.1	Amendments and Modifications19
Section 8.2	Waiver of Compliance19
Section 8.3	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial19
Section 8.4	Notices20
Section 8.5	Assignment20
Section 8.6	Expenses20
Section 8.7	Specific Performance20
Section 8.8	Entire Agreement20
Section 8.9	Severability20
Section 8.10	Disclosure Schedules21
Section 8.11	Third Party Beneficiaries21
Section 8.12	Facsimiles; Electronic Transmission; Counterparts21
Section 8.13	Time of Essence21

ii

EXHIBITS

Exhibit AForm of Revised GP LLC Agreement

Exhibit BForm of Revised Partnership Agreement

Exhibit CForm of Spousal Consent

iii

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of June 4, 2020, is entered into by and among each Person designated as a “Contributor Party” on the signature pages attached hereto (collectively, the “Contributor Parties”) and Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”).

WHEREAS, the Partnership is entering into this Agreement as a part of certain recapitalization transactions that it is also entering into on the date hereof;

WHEREAS, the Contributor Parties are the only members of Mid-Con Energy GP, LLC, a Delaware limited liability company (the “General Partner”), and own all of the General Partner’s Class A Interests (the “Class A Interests”) and Class B Interests (the “Class B Interests”, and together with the Class A Interests, the “Subject Interests”), which represent all of the Interests (as defined below) in the General Partner;

WHEREAS, the General Partner is the sole general partner of the Partnership and owns the General Partner Interest (as defined below), which is evidenced in part by 18,000 Notional General Partner Units (the “GP Units”);

WHEREAS, the Contributor Parties desire to contribute, assign, transfer and deliver to the Partnership, and the Partnership desires to accept and acquire from the Contributor Parties, the Subject Interests, and in exchange the Partnership desires to issue and deliver to the Contributor Parties, the Consideration (as defined below) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in accordance with Section 11.5 of the GP LLC Agreement, the Contributor Parties have consented to and approved the amendment and restatement of the GP LLC Agreement in substantially the form attached as Exhibit A hereto to reflect, among other things, the admission of the Partnership as the sole member thereof; and

WHEREAS, in accordance with Section 13.1(d)(i) and Section 13.1(g) of the Partnership Agreement, the General Partner, on behalf of the Partnership, has consented to and approved the amendment and restatement of the Partnership Agreement in substantially the form attached as Exhibit B hereto to reflect, among other things, the addition of provisions relating to the election of the directors of the General Partner by the limited partners of the Partnership and the conversion of the GP Units to a non-economic management interest in the Partnership.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

Section 1.1Definitions.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity Interests, including but not limited to voting securities, by contract or agency or otherwise.  For purposes of this Agreement, the Contributor Parties shall not be considered Affiliates of the Partnership Entities.

“Agreement” shall have the meaning specified in the preamble.

“Awards” means unit options, unit appreciation rights, unrestricted units, restricted units, phantom units, distribution equivalent rights granted with phantom units and other types of awards made under the LTIP.

“Benefit Plan” means (a) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and (b) all other compensation or employee benefit plans, programs and other agreements, whether or not subject to

ERISA, including cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination and other employee benefit plans, programs or other agreements that are sponsored, maintained, contributed to or required to be contributed to by the General Partner for the benefit of current or former employees, individual managers, directors, individual independent contractors or individual consultants of the General Partner or any Partnership Entity, or with respect to which the General Partner has any current or contingent Liability.

“Class A Interests” shall have the meaning specified in the Recitals.

“Class B Interests” shall have the meaning specified in the Recitals.

“Closing” shall have the meaning specified in Section 2.2(a).

“Closing Date” shall have the meaning specified in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Units” shall have the meaning specified in Section 2.1.

“Consideration” shall have the meaning specified in Section 2.1(b).

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, evidence of indebtedness, security agreement, lease, easement, right of way agreement, sublease, license, subcontract, or other arrangement, understanding, undertaking or commitment.

“Contributor Fundamental Representations” means the representations and warranties contained in Section 3.1 (Capacity), Section 3.2 (Validity of Agreement; Authorization), Section 3.5 (Ownership of the Subject Interests), Section 3.6 (Brokers), Section 4.1 (Organization), Section 4.4 (Subject Interests) and Section 4.9 (Tax Matters).

“Contributor Indemnified Parties” shall have the meaning specified in Section 7.2(b).

“Contributor Parties” shall have the meaning specified in the preamble.

“Contributor Parties Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence with respect to any of the Contributor Parties that, individually or in the aggregate, would, or would be reasonably expected to, materially impair, delay, interfere with or impede the Contributor Parties’ consummation of the transactions or performance of its obligations contemplated under the Transaction Documents.

“Contributor Released Claims” shall have the meaning specified in Section 7.9(b).

“Contributor Released Parties” shall have the meaning specified in Section 7.9(b).

“Courts” shall have the meaning specified in Section 8.3.

“Covered Person” shall have the meaning specified in Section 6.3(b).

“Direct Claim” shall have the meaning specified in Section 7.3(c).

“Disclosure Schedules” shall have the meaning specified in Section 8.10.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Encumbrances” means any mortgage, deed of trust, encumbrance, equitable interest, easement, right of way, building or use restriction, lease, license, lien, option, pledge, security interest, purchase rights, preemptive right, right of first refusal or similar right or adverse claim or restriction.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fraud” means an intentional and willful misrepresentation by a Party with respect to the making of any representation or warranty expressly contained herein; provided, that the other Party relied thereon to its detriment.

“Fundamental Representations” means the Contributor Fundamental Representations and the Partnership Fundamental Representations.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner” has the meaning specified in the Recitals.

“General Partner Interest” has the meaning provided such term in the Partnership Agreement.

“General Partner Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence with respect to the General Partner that, individually or in the aggregate, would, or would be reasonably expected to, (a)  have a material adverse effect on the business, financial condition or results of operations of the General Partner or (b) materially impair, delay, interfere with or impede the General Partner’s consummation of the transactions or performance of its obligations contemplated under the Transaction Documents.

“Governmental Authority” means any (a) federal, state, local, or municipal government, or any subsidiary body thereof or (b) governmental or quasi-governmental authority of any nature, including, (i) any governmental agency, branch, department, official, or entity, (ii) any court, judicial authority, or other tribunal, and (iii) any arbitration body or tribunal.

“GP LLC Agreement” shall mean the Second Amended and Restated LLC Agreement of the General Partner dated January 24, 2017.

“GP Units” shall have the meaning specified in the Recitals.

“Indemnified Party” means any of Partnership Indemnified Parties or Contributor Indemnified Parties, as applicable.

“Indemnified Tax Claim” has the meaning provided such term in Section 6.4(e)(ii).

“Indemnifying Party” shall mean any Party submitting a claim for indemnification pursuant to Article VII.

“Interest” means (a) capital stock, common units, member or limited liability company interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Knowledge” means, (a) with respect to each of the Contributor Parties, a fact, event, circumstance or occurrence actually known by each such Contributor Party, and (b) with respect to the Partnership, a fact, event, circumstance or occurrence actually known by Charles R. Olmstead, Jeffrey R. Olmstead, Philip R. Houchin, Charles L. McLawhorn, III or Sherry L. Morgan or that would have reasonably been expected to be known by such individuals following reasonable inquiry.

“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, Order, policy, ordinance, rule, code, principle of common law, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Liability” means, collectively, any indebtedness, commitment, guaranty, endorsement, claim, Loss, damage, deficiency, cost, expense, obligation, contingency, responsibility or other liability, in each case, whether fixed or unfixed, asserted or unasserted, due or to become due, accrued or unaccrued, absolute, contingent or otherwise.

“Loss” means, as to any specified Person, any loss, cost, damages, amounts paid in settlement, expense (including reasonable fees of and actual disbursements by attorneys, consultants, experts or other representatives, including litigation costs), fine of, penalty on, or Liability of any other nature of that Person.

“LTIP” means the Partnership’s Long Term Incentive Plan.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made or rendered by any Governmental Authority.

“Organizational Document” means (a) with respect to a corporation, the articles or certificate of incorporation and bylaws thereof together with any other governing agreements or instruments of such corporation or the shareholders thereof, each as amended, (b) with respect to a limited liability company, the certificate of formation and the operating or limited liability company agreement or regulations thereof, or any comparable governing instruments, each, as amended, (c) with respect to a partnership, the certificate of formation and the partnership agreement of the partnership and, if applicable, the Organizational Documents of such partnership’s general partner, or any comparable governing instruments, each as amended and (d) with respect to any other Person, the organizational, constituent or governing documents or instruments of such Person, each as amended.

“Partnership” shall have the meaning specified in the preamble.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Mid-Con Energy Partners, LP, dated December 20, 2011, as amended.

“Partnership Entities” means the Partnership and its Subsidiaries. (For the avoidance of doubt, from and after Closing, the Partnership Entities shall include the General Partner.)

“Partnership Fundamental Representations” means the representations and warranties contained in Section 5.1 (Organization), Section 5.2 (Validity of Agreement; Authorization), Section 5.8 (Brokers) and Section 5.9 (MLP Status).

“Partnership Indemnified Parties” shall have the meaning specified in Section 7.2(a).

“Partnership Interests” shall have the meaning specified in Section 5.5.

“Partnership Material Adverse Effect” means any event, change, fact, development, circumstance, condition or occurrence with respect to any of the Partnership Entities that, individually or in the aggregate, would, or would be reasonably expected to, (a)  have a material adverse effect on the business, financial condition or results of operations of the Partnership Entities, taken as a whole, or (b) materially impair, delay, interfere with or impede the Partnership’s consummation of the transactions or performance of its obligations contemplated under the Transaction Documents.

“Partnership Released Claims” shall have the meaning specified in Section 7.9(a).

“Partnership Released Parties” shall have the meaning specified in Section 7.9(a).

“Partnership SEC Reports” means all periodic reports, current reports and registration statements, including exhibits and other information incorporated therein, filed by the Partnership with, or furnished by the Partnership to, the SEC, from January 1, 2019 until the date of this Agreement.

“Party” means, as applicable, the Partnership and the Contributor Parties.

“Permits” means all franchises, grants, authorizations, licenses, permits, easements, certificates of need, variances, exemptions, consents, certificates, approvals and Orders.

“Person” means any individual, partnership, limited partnership, limited liability company, corporation, joint venture, trust, cooperative, association, foreign trust, unincorporated organization, foreign business organization or Governmental Authority or any department or agency thereof, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

“Preferred Units” means the Partnership’s Class A Preferred Units and Class B Preferred Units.

“Proceedings” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Resigning Directors” shall have the meaning specified in Section 2.3(a)(iii).

“Revised GP LLC Agreement” shall have the meaning specified in Section 2.2(b)(i).

“Revised Partnership Agreement” shall have the meaning specified in Section 2.2(b)(ii).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Shelf Registration Statement” means a registration statement under the Securities Act to permit the public resale of the Common Units from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect).

“Spousal Consent” shall have the meaning specified in Section 2.3(a)(vi).

“Subject Interests” shall have the meaning specified in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity, whether incorporated or unincorporated, of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, (b) if a partnership (whether general or limited), a general partner Interest is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or (c) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership Interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership Interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or Losses.

“Survival Period” shall have the meaning specified in Section 7.1(b).

“Tax” means all taxes, charges, fees, levies, or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, or other tax of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts, imposed by any Tax Authority.

“Tax Authority” means a Governmental Authority or political subdivision thereof responsible for the imposition, administration, assessment, or collection of any Tax (domestic or foreign) and the agency (if any) charged with the collection or administration of such Tax for such entity or subdivision.

“Tax Indemnified Party” has the meaning provided such term in Section 6.4(e)(ii).

“Tax Indemnifying Party” has the meaning provided such term in Section 6.4(e)(ii).

“Tax Returns” means any return, declaration, report, claim for refund, estimate, information, rendition, statement or other document pertaining to any Taxes required to be filed with a Governmental Authority, including any attachments or supplements or amendments thereto.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Claim” shall have the meaning specified in Section 7.3(a).

“Transaction Documents” means, collectively, this Agreement, the Revised GP LLC Agreement, the Revised Partnership Agreement and any and all other agreements or instruments provided for in this Agreement to be executed and delivered by the Parties in connection with the transactions contemplated hereby.

“Transfer Taxes” shall have the meaning specified in Section 6.4(b).

“Treasury Regulation” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provision of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

Section 1.2Rules of Interpretation.  Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)the word “including” and its derivatives mean “including without limitation” and are terms of illustration and not of limitation;

(c)all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms shall have corresponding meanings;

(d)the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(e)a defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(f)all references to prices, values or monetary amounts refer to United States dollars;

(g)wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

(h)the Transaction Documents have been jointly prepared by the parties thereto, and no Transaction Document shall be construed against any Person as the principal draftsperson hereof or thereof, and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting any Transaction Document;

(i)the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(j)any references herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise expressly stated herein;

(k)the Exhibits and Schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement;

(l)unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all determinations with respect to accounting matters hereunder shall be made, in accordance with GAAP, applied on a consistent basis;

(m)all references to days shall mean calendar days unless otherwise provided;

(n)all references to time shall mean Fort Worth, Texas time;

(o)references to any Person shall include such Person’s successors and permitted assigns;

(p)any references to a Person that will be party to a Transaction Document includes any Person that is contemplated hereunder to be party to a Transaction Document; and

(q)all references in Article III, Article IV and Article V to any Law or Contract shall mean such Law or Contract as in effect on the date of this Agreement.

Article II
CONTRIBUTION AND EXCHANGE

Section 2.1Contribution of the Subject Interests. Subject to the terms and conditions contained in this Agreement, (a) each of the Contributor Parties hereby contributes, assigns, transfers and delivers to the Partnership, and the Partnership hereby accepts and acquires from such Contributor Party, all right, title and interest in and to the Subject Interests owned by such Contributor Party and (b) the Partnership hereby issues and delivers to the Contributor Parties the common units representing limited partner Interests in the Partnership (“Common Units”) as set forth on Schedule 2.1 under the column labeled “Consideration (Total Number of Common Units)” (the “Consideration”).

Section 2.2Closing.

(a)The closing of the transactions referred to in Section 2.1 (the “Closing”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 1200 Seventeenth Street NW, Washington, DC 20036, commencing at 10:00 a.m. local time on the date hereof or on such other date or time as the Parties may mutually agree (the date and time on which the Closing takes place, the “Closing Date”).

(b)The Parties acknowledge and agree that, effective as of and contingent upon the Closing:

(i)(A) the Contributor Parties shall cease to be members of the General Partner, (B) the Partnership shall be admitted as the sole member of the General Partner and (C) the GP LLC Agreement shall be amended and restated in its entirety by the Partnership, acting in its capacity as the sole member of the General Partner, in substantially the form attached as Exhibit A hereto (as so amended and restated, the “Revised GP LLC Agreement”);

(ii)the Partnership Agreement shall be amended and restated in its entirety by the General Partner (acting pursuant to its authority in Section 13.1(d) and Section 13.1(g) of the Partnership Agreement) in substantially the form attached as Exhibit B hereto (as so amended and restated, the “Revised Partnership Agreement”).

Section 2.3Closing Deliveries.

(a)At the Closing, subject to the terms and conditions of this Agreement, the Contributor Parties shall deliver, or cause to be delivered, to the Partnership:

(i)an affidavit, duly executed and acknowledged by the General Partner and each Contributor Party (or, if such Party is classified as an entity disregarded as separate from another Person, then by such Person) dated as of the Closing Date, in accordance with Treasury Regulation § 1.1445-2(b)(2) and Section 1446(f) of the Code, certifying that such Party (or, if such Party is classified as an entity disregarded as separate from another Person, then by such Person) is not a “foreign person” for such purposes;

(ii)duly executed letters of resignation of the directors of the General Partner identified on Schedule 2.3(a)(iii) (the “Resigning Directors”);

(iii)a written consent of the Contributor Parties approving the Revised GP LLC Agreement, and the execution by the General Partner of the Revised Partnership Agreement;

(iv)a counterpart of the Revised Partnership Agreement duly executed by the General Partner and effective as of the Closing Date; and

(v)a spousal consent duly executed by such Contributor Party’s spouse (if any) substantially in the form attached hereto as Exhibit C (a “Spousal Consent”).

(b)At the Closing, subject to the terms and conditions of this Agreement, the Partnership shall deliver, or cause to be delivered to the Contributor Parties:

(i)the Consideration in book entry form, in each case free and clear of any Encumbrances, other than restrictions on transfer set forth in the Partnership Agreement or the applicable requirements of the federal securities Laws, and any applicable state or other local securities Laws;

and

(ii)a counterpart of the Revised GP LLC Agreement duly executed by the Partnership and effective as of the Closing Date.

Article III
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR PARTIES
CONCERNING THE CONTRIBUTOR PARTIES

Each Contributor Party hereby represents and warrants, as to himself only, and not on behalf of any other Person, to the Partnership, as follows:

Section 3.1Legal Capacity.  Such Contributor Party is of legal age, competent to enter into a contractual obligation, and a citizen of the United States of America. The principal residence of such Contributor Party is as shown on the signature page of this Agreement.

Section 3.2Validity of Agreement; Authorization.  Such Contributor Party has full power and authority to enter into this Agreement and any other Transaction Documents to which such Contributor Party is a party and to perform his obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder.  This Agreement and any other Transaction Documents to which such Contributor Party is a party have been duly executed and delivered by such Contributor Party and, assuming due execution and delivery by the other parties hereto and thereto, constitute such Contributor Party’s valid and binding obligation, enforceable against such Contributor Party in accordance with their respective terms.

Section 3.3No Conflict or Violation.  The execution, delivery and performance of this Agreement and any other Transaction Documents to which such Contributor Party is a party, and the consummation of the transactions contemplated hereby and thereby, do not:  (a) violate any Law applicable to such Contributor Party; (b) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any lease, loan agreement, mortgage, security agreement, trust indenture or other Contract to which such Contributor Party is a party or by which such Contributor Party is bound or to which any of his properties or assets are subject; or (c) result in the creation or imposition of any Encumbrances upon any of the Subject Interests, except, in the case of clauses (a) or (b), as would not, individually or in the aggregate, reasonably be expected to have a Contributor Parties Material Adverse Effect.

Section 3.4Consents and Approvals.  Except for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or local securities Laws and any applicable requirements of a national securities exchange, and except as would not, individually or in the aggregate, reasonably be expected to have a Contributor Parties Material Adverse Effect, neither such Contributor Party’s execution and delivery of this Agreement and any other Transaction Documents to which such Contributor Party is a party, nor such Contributor Party’s performance of his obligations hereunder or thereunder, requires (a) the consent, approval, waiver or authorization of any Governmental Authority or any other Person or (b) the declaration, filing, registration or qualification with any Governmental Authority by such Contributor Party.

Section 3.5Ownership of the Subject Interests.  Such Contributor Party has good and valid title to, and is the record and beneficial owner of, his respective Subject Interests described on Schedule 2.1 under the column labeled “Subject Interests” free and clear of any Encumbrances, except for (a) restrictions on transfer arising under applicable securities Laws and (b) the applicable terms and conditions of the Organizational Documents of the General Partner or the Partnership.  Without limiting the generality of the foregoing sentence, none of the Subject Interests are subject to any voting trust, member agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Interest of the General Partner, other than the Organizational Documents of the General Partner or the Partnership.  Upon consummation of the transactions contemplated hereby, the Partnership will acquire good and valid title to all the Subject Interests owned by such Contributor Party, free and clear of any Encumbrances other than (a) restrictions on transfer arising under applicable securities Laws, (b) the applicable terms and conditions of the Organizational Documents of the General Partner or the Partnership and (c) those that may arise by virtue of any actions taken by or on behalf of the Partnership or its Affiliates.

Section 3.6Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made on behalf of such Contributor Party.

Section 3.7Investment Intent; Investment Experience; Restricted Securities.  In acquiring his respective portion of the Consideration, such Contributor Party is not offering or selling, and shall not offer or sell his respective portion of the Consideration, in connection with any distribution of such Consideration, and such Contributor Party has not participated, and shall not participate, in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws.  Such Contributor Party acknowledges that (a) it has been provided with the opportunity to ask questions concerning the terms and conditions of an investment in the Partnership and has knowingly and voluntarily elected instead to rely solely on his own investigation, (b) it can bear the economic risk of his investment in his respective portion of the Consideration, and (c) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in his respective portion of the Consideration.  Such Contributor Party understands that the issuance of the Consideration will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Consideration shall be characterized as “restricted securities” under federal securities Laws (and shall bear a restrictive legend to that effect) and that under such Laws his respective portion of the Consideration cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 3.8Litigation.  There are no Proceedings pending or, to the Knowledge of such Contributor Party, threatened before any Governmental Authority or arbitrator against such Contributor Party, except as would not, individually or in the aggregate, reasonably be expected to have a Contributor Parties Material Adverse Effect.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR PARTIES
CONCERNING THE GENERAL PARTNER

Each Contributor Party hereby represents and warrants to the Partnership, severally and not jointly, as follows:

Section 4.1Organization.  The General Partner (a) is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite legal and limited liability company power and authority to own, lease and operate its assets and properties and to conduct its businesses as currently owned and conducted and (c) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except with respect to clause (c) for circumstances that would not, individually or in the aggregate, reasonably be expected to have a General Partner Material Adverse Effect.

Section 4.2No Conflict or Violation.  The execution, delivery and performance of this Agreement and any other Transaction Documents to which the General Partner is a party, and the consummation of the transactions contemplated hereby and thereby, do not:  (a) violate or conflict with any provision of the Organizational Documents of the General Partner; (b) violate any Law applicable to the General Partner; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any lease, loan agreement, mortgage, security agreement, trust indenture or other Contract to which the General Partner is a party or by which the General Partner is bound or to which any of its properties or assets are subject; (d) result in the creation or imposition of any Encumbrances upon any of (i) the Subject Interests or (ii) the other properties or assets of the General Partner; or (e) result in the cancellation, modification, revocation or suspension of any Permit of the General Partner, except, in the case of clauses (b), (c), (d)(ii) or (e), as would not, individually or in the aggregate, reasonably be expected to have a General Partner Material Adverse Effect.

Section 4.3Consents and Approvals.  Except (a) as would not, individually or in the aggregate, reasonably be expected to have a General Partner Material Adverse Effect or (b) for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or local securities Laws and any applicable requirements of a national securities exchange, the General Partner’s execution and delivery of any Transaction Documents to which it is a party does not, nor does the General Partner’s performance of its respective obligations thereunder, require (i) the consent, approval, waiver or authorization of any Governmental Authority or any other Person or (ii) the declaration, filing, registration or qualification with any Governmental Authority by the General Partner.

Section 4.4Subject Interests.  The Subject Interests have been duly authorized and validly issued and are fully paid (to the extent required under the GP LLC Agreement) and non-assessable (except to the extent specified in Sections 18-303, 18-607 and 18-804 of the DLLCA).  There are no Interests in the General Partner outstanding other than the Subject Interests.

Section 4.5Subsidiaries; Interests.  The General Partner has no Subsidiaries and does not own, directly or indirectly, any shares of capital stock, voting rights or other Interests or investments in any other Person, other than the General Partner Interest, including the GP Units. The General Partner has no obligation or right to acquire by any means, directly or indirectly, any capital stock, voting rights, Interests or investments in another Person.

Section 4.6GP LLC Agreement.  The GP LLC Agreement has been duly authorized and executed by such Contributor Party and is a valid and legally binding agreement of such Contributor Party, enforceable against such Contributor Party in accordance with its terms.

Section 4.7Assets and Liabilities of the General Partner.   The General Partner owns no material assets other than the General Partner Interest, including the GP Units, and has no material liabilities or obligations of any kind or character, other than (i) liabilities or obligations of the Partnership for which the General Partner may be liable under applicable law relating to acting as the general partner of the Partnership or (ii) for which the General Partner is entitled to reimbursement from the Partnership pursuant to Section 7.4 of the Partnership Agreement.

Section 4.8Employees; Employee Plans.

(a)The General Partner does not have, and never has had, any employees.

(b)Any material Benefit Plan sponsored, maintained, contributed to or required to be contributed to by the General Partner is described in the Partnership SEC Reports.

Section 4.9Tax Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a General Partner Material Adverse Effect, to the Knowledge of such Contributor Party:

(a)All Tax Returns required by applicable Law to be filed by or with respect to the General Partner have been timely filed (taking into account any extensions of time within which to file), and such Tax Returns are true, correct and complete in all material respects.

(b)All Taxes owed by or with respect to the General Partner that are or have become due have been timely paid in full. Each Contributor Party has made an accrual for and has paid, or shall timely pay, all Taxes associated with the ownership by such Contributor Party of the Subject Interest.

(c)All Taxes required to be withheld, collected or deposited by or with respect to the General Partner have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Governmental Authority.

(d)There are no Encumbrances (other than Encumbrances with respect to Taxes that are not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate Proceedings) on any of the assets of the General Partner that arose in connection with any failure (or alleged failure) to pay any Tax.

(e)There is no action, suit, Proceeding, investigation, audit, dispute or claim concerning any Tax Return or any amount of Taxes of the General Partner either claimed or raised by any Governmental Authority in writing.

(f)The General Partner has made an election pursuant to Section 754 of the Code and such election is currently in effect.

(g)There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for any Taxes of the General Partner.

(h)The General Partner is not a party to any Tax sharing agreement or Tax indemnity agreement or has any continuing obligations under any such agreements.

(i)No power of attorney related to Taxes which is currently in force has been granted by the General Partner.

(j)The General Partner has no Liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor, or by Contract.

(k)The General Partner has not been a party to a transaction that is a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(l)The General Partner has, at all times since its formation, been classified for U.S. federal income tax purposes as a partnership or an entity disregarded as separate from its owner in accordance with Treasury Regulation Section 301.7701-3 and has not (i) elected to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Treasury Regulation Section 301.7701-3(a) or under any corresponding provision of state or local law and (ii) participated in the establishment of an established securities market (within the meaning of Treasury Regulations Section 1.7704-1(b) or a secondary market or the substantial equivalent thereof (within the meaning of Treasury Regulations  Section 1.7704-1(c).

(m)Notwithstanding any other provision in this Agreement, (i) except to the extent that Taxes or the Code are explicitly referenced elsewhere, the representations and warranties in this Section 4.9 are the only representations and warranties in this Agreement with respect to the Tax matters of the General Partner, and (ii) the General Partner does not make any representation or warranty with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute of the General Partner after the Closing Date.

Section 4.10Litigation.  There are no Proceedings pending or, to the Knowledge of such Contributor Party, threatened before any Governmental Authority or arbitrator against the General Partner.

Section 4.11Certain Disclaimers. EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE III OR THIS ARTICLE IV, (I) SUCH CONTRIBUTOR PARTY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED WITH RESPECT TO SUCH CONTRIBUTOR PARTY OR THE GENERAL PARTNER AND (II) SUCH CONTRIBUTOR PARTY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE PARTNERSHIP OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES.

Article V
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership hereby represents and warrants to the Contributor Parties as follows:

Section 5.1Organization.  The Partnership (a) is a limited partnership formed, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite legal and limited partnership power and authority to own, lease and operate its assets and properties and to conduct its businesses as currently owned and conducted and (c) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its assets and properties requires it to so qualify, except with respect to clause (c) for circumstances that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 5.2Validity of Agreement; Authorization.  The Partnership has full power and authority to enter into this Agreement and any other Transaction Documents to which the Partnership is a party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder.  This Agreement and any other Transaction Documents to which the Partnership is a party have been duly executed and delivered by the Partnership and, assuming due execution and delivery by the other parties hereto and thereto, constitute the Partnership’s valid and binding obligation, enforceable against the Partnership in accordance with their respective terms.

Section 5.3No Conflict or Violation.  The execution, delivery and performance of this Agreement and any other Transaction Documents to which the Partnership is a party, and the consummation of the transactions contemplated hereby and thereby, do not:  (a) violate or conflict with any provision of the Organizational Documents of the Partnership; (b) violate any Law applicable to the Partnership; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any Contract; (d) result in the creation or imposition of any Encumbrance upon any of the properties or assets of the Partnership; or (e) result in the cancellation, modification, revocation or suspension of any Permit of any of the Partnership, except, in the case of clauses (b) through (e), as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 5.4Consents and Approvals.  Except (a) as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or (b) for any filings required for compliance with any applicable requirements of the federal securities Laws, any applicable state or other local securities Laws and any applicable requirements of a national securities exchange, neither the Partnership’s execution and delivery of this Agreement and any other Transaction Documents to which the Partnership is a party, nor the Partnership’s performance of its obligations hereunder or thereunder, requires (i) the consent, approval, waiver or authorization of, with any Governmental Authority or any other Person or (ii) the declaration, filing, registration or qualification with any Governmental Authority by the Partnership.

Section 5.5Partnership Capitalization. After giving effect to this Agreement and the Revised Partnership Agreement, the Partnership will have no partnership or other equity Interests outstanding other than (i) 14,311,522 Common Units and (ii) the General Partner Interest (as defined in the Revised Partnership Agreement) (collectively, the “Partnership Interests”).  All of such Partnership Interests  have been duly authorized and validly issued and are fully paid (to the extent required under the Partnership Agreement) and, other than the GP Units, non-assessable (except to the extent specified in Sections 17-303, 17-607 or 17-804 of the DRULPA). Except as otherwise disclosed in the Partnership SEC Reports, there are no issued or outstanding commitments of the Partnership with respect to any Interests or Awards.

Section 5.6Issuance of Consideration.  The Consideration has been duly authorized and validly issued and is fully paid (to the extent required under the Partnership Agreement) and non-assessable (except to the extent specified in Sections 17-303, 17-607 or 17-804 of the DRULPA).

Section 5.7Listing.  The Common Units of the Partnership are listed on the Nasdaq Global Market.  Prior to Closing, the Nasdaq Global Market shall have authorized the listing of the Consideration.

Section 5.8Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of the Partnership Entities.

Section 5.9MLP Status.  The Partnership is, and has been since its formation, properly classified for U.S. federal income tax purposes as a partnership or an entity disregarded as separate from its owner in accordance with Treasury Regulation Section 301.7701-3.  For the taxable year including the Partnership’s initial public offering and for each taxable year thereafter, the Partnership has met the gross income requirements of Section 7704(c)(2) of the Code, and otherwise satisfied the requirements for treatment as a partnership for United States federal income tax purposes.  The Partnership expects to meet these requirements for its current taxable year.

Section 5.10Litigation.  There are no Proceedings pending or, to the Knowledge of the Partnership, threatened before any Governmental Authority or arbitrator against the Partnership, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 5.11Investment Intent; Investment Experience; Restricted Securities.  In acquiring the Subject Interests, the Partnership is not offering or selling, and shall not offer or sell the Subject Interests, in connection with any distribution of such Subject Interests, and the Partnership has not participated, and shall not participate, in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws.  The Partnership acknowledges that (a) it has been provided with the opportunity to ask questions concerning the terms and conditions of an investment in the Subject Interests and has knowingly and voluntarily elected instead to rely solely on his own investigation, (b) it can bear the economic risk of his investment in the Subject Interests, and (c) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Subject Interests.  The Partnership understands that the Subject Interests will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Subject Interests shall be characterized as “restricted securities” under federal securities Laws and that under such Laws the Subject Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 5.11.  Certain Disclaimers.  EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE V, (I) THE PARTNERSHIP MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED AND (II) THE PARTNERSHIP EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO ANY OF THE CONTRIBUTOR PARTIES OR THEIR RESPECTIVE AFFILIATES, AGENTS, CONSULTANTS OR REPRESENTATIVES.

Article VI
COVENANTS

Section 6.1Further Assurances; Cooperation.  Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.  None of the Parties will, without the prior written consent of the other Parties, take or fail to take any action that would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

Section 6.2Post-Closing Access; Records.  To the extent legally permissible, from and after the Closing, the Partnership and its Affiliates shall provide to the Contributor Parties reasonable access, during normal business hours and upon reasonable prior notice, and at the expense of the requesting Contributor Party, to all relevant documents and records related to periods prior to the Closing that may be needed by such Contributor Party for purposes of (a) preparing Tax Returns or responding to an audit by any Governmental Authority, (b) the determination or enforcement of rights and obligations under the Transaction Documents or (c) in connection with any actual or threatened Proceeding.

Section 6.3Certain Insurance and Indemnification Matters.

(a)The Partnership agrees that all rights to indemnification and exculpation existing in favor of the General Partner or any present or former director, officer, employee, fiduciary or agent of the General Partner, as provided in the Partnership Agreement and the GP LLC Agreement (in each case as in effect immediately prior to Closing), shall continue in full force and effect from and after the Closing for a period of not less than the applicable statute of limitations.  The Partnership shall not (and shall cause the General Partner not to) amend, restate, waive or terminate the Partnership Agreement or the GP LLC Agreement (in each case as in effect immediately prior to Closing), in any manner that would adversely affect the indemnification or exculpation rights of any such present or former director, officer, employee, fiduciary or agent.

(b)The Partnership covenants and agrees that, during the period that commences on the Closing Date and ends on March 2, 2021, with respect to each individual who served as a director or officer of the General Partner at any time prior to the Closing Date, including each of the Resigning Directors (each, a “Covered Person”), the Partnership shall cause the General Partner (i) to continue in effect the current $10,000,000 director and officer Liability primary policy that the General Partner has as of the date of this Agreement, or (ii) upon the termination or cancellation of any such policy, (x) to provide director and officer Liability or similar insurance in substitution for, or in replacement of, such cancelled or terminated policy or (y) to provide a “tail” or runoff policy (covering all claims, whether choate or inchoate, made during such nine (9) month period), in each case, so that each Covered Person has coverage thereunder for acts, events, occurrences or omissions occurring or arising at or prior to the Closing to the same extent (including policy limits, exclusions and scope) as such Covered Person has coverage for such acts, events, occurrences or omissions under the director and officer insurance or similar policy maintained by the General Partner as of the date of this Agreement.

(c)In the event that the General Partner (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) in one or more series of transactions, directly or indirectly, transfers all or substantially all of its properties and assets to any Person (whether by consolidation, merger or otherwise), then, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assume the obligations set forth in this Section 6.3.

(d)The provisions of this Section 6.3 shall survive the consummation of the transactions contemplated hereby for a period of nine (9) months and are expressly intended to benefit each Covered Person and their respective heirs and representatives; provided, that in the event that any claim or claims for indemnification or advancement set forth in this Section 6.3 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims.

Section 6.4Tax Matters.

(a)Tax Treatment.  For federal and applicable state income tax purposes, the Partnership, the General Partner, and the Contributor Parties intend to treat the transactions set forth in Article II as a tax-free “assets-over” partnership merger within the meaning of Treasury Regulations Section 1.708-1(c)(3)(i) pursuant to which (i) the General Partner is the “terminating partnership” and Partnership is the “resulting partnership” (within the meaning of Treasury Regulation Section 1.708-1(c)), (ii) none of the Partnership, the General Partner, nor any of their partners or members is intended to recognize taxable gain (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code, if any) and (iii) the taxable years of the General Partner shall be closed as of the Closing Date and the General Partner shall file a final IRS Form 1065 for the taxable period ending on the Closing Date reporting and allocating all items of income, gain, credit, deduction, and loss for such taxable year thereon and report each partner’s allocable share of such items on IRS Schedule K-1. The Parties shall report the transaction consistently with this intent, unless otherwise required by a “determination” as defined in Section 1313 of the Code from the Internal Revenue Service or other applicable Tax Authority.

(b)Transfer Taxes.  Any transfer, documentary, sales, use, stamp, registration, and other similar Taxes and fees incurred in connection with this Agreement (“Transfer Taxes”) shall be borne solely by the Partnership.  The Partnership and Contributor Parties shall cooperate to file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and, if required by applicable Law, the Parties agree to join in the execution of any such Tax Return and other documentation.

(c) Cooperation.  Prior to the destruction or discarding of any books and records with respect to Tax matters pertinent to the General Partner relating to any taxable period beginning on or before the Closing Date, each Party shall give the other Party reasonable written notice and, if the other Party so requests, shall itself allow, or cause the General Partner to allow, the other Party to take possession of such books and records, with any reasonable expenses incurred in connection therewith to be borne by such other requesting Party. The Partnership and the Contributor Parties further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the General Partner as a result of the transactions contemplated hereby or for any taxable period of the General Partner beginning on or before the Closing Date.

(d)Allocations.  The Partnership and the Contributor Parties shall use commercially reasonable efforts to cause the Partnership to allocate all items of income, gain, loss, deduction and credit allocable to the General Partner in respect of the GP Units to the Contributor Parties (as the owners of the General Partner) based on the “interim closing method” under Section 706 of the Code and the Treasury Regulations thereunder with any incremental increase in cost of such method to be shared among the Parties.

(e)Tax Indemnity.

(i)The Contributor Parties, on a several and not joint basis, and without duplication, shall be liable for, shall pay and shall protect, defend, indemnify and hold harmless the Partnership and its Subsidiaries from and against all Losses such parties incur arising from (i) any breach of the representations and warranties contained in Section 4.9, (ii) any Taxes of the General Partner or the Contributors arising prior to and including the Closing Date (including but not limited to, property, income, franchise, net worth or similar Taxes, and any “imputed underpayment” within the meaning of Section 6225 of the Code) and the General Partner’s share of any Transfer Taxes, and (iii) any liability of the General Partner for the Tax of another Person as a result of being (A) a member of an affiliated, consolidated, combined or unitary group or (B) a party to any Contract providing for an obligation to indemnify any other Person for Tax. The Partnership shall be solely liable for, shall pay and shall protect, defend, indemnify and hold harmless the Contributor Parties from any and all Taxes which arise as a result of the ownership of the General Partner after the Closing Date, except for Contributor Parties’ allocable share of any Taxes attributable to the Contributor Parties’ interest in the Partnership.

(ii)If any claim (an “Indemnified Tax Claim”) is made by any Tax Authority that, if successful, would result in indemnification of any Party (the “Tax Indemnified Party”) by another Party (the “Tax Indemnifying Party”) under Section 7.2, the Tax Indemnified Party shall promptly, but in no event later than the earlier of (i) forty-five (45) days after receipt of notice from the Tax Authority of such claim or (ii) fifteen (15) days prior to the date required for the filing of any protest of such claim, notify the Tax Indemnifying Party in writing of such fact; provided, the failure to do so shall not relieve the Indemnifying Party from any liability under Section 7.2.

Section 6.5 Registration Rights.

(a)If within 120 days following Closing, the Partnership files a Shelf Registration Statement to register Common Units received by holders of Preferred Units upon the conversion of such Preferred Units immediately prior to Closing, the Partnership shall provide written notice to each of the Contributor Parties not less than ten days prior to filing such Shelf Registration Statement with the SEC and such notice shall offer each of the Contributor Parties the opportunity to include for registration on such Shelf Registration Statement all of the Consideration received by such Contributor Party pursuant to this Agreement.  Each of the Contributor Parties shall then have three Business Days after the receipt of such written notice to request in writing the inclusion of such Contributor Party’s Consideration for registration on such Shelf Registration Statement. If a Contributor Party’s written request is not received within such specified time, such Contributor Party shall have no further rights with respect to the inclusion of such Contributor Party’s Consideration for registration on any Shelf Registration Statement filed with the SEC by the Partnership.

(b)If any Contributor Party requests pursuant to Section 6.5(a) that its Consideration be included for registration on a Shelf Registration Statement filed with the SEC by the Partnership, such Contributor Party shall (i) timely furnish, after receipt of a written request from the Partnership, the information regarding such Contributor Party that the Partnership determines is reasonably required in order for the Shelf Registration Statement to comply with the Securities Act, (ii) per an agreement in customary form, agree to indemnify the Partnership with respect to such information and (iii) pay all selling commissions or similar fees or arrangements in connection with the sale of such Consideration and the fees and disbursements of any counsel engaged by such Contributor Party in connection with the filing of the Shelf Registration Statement or the sale of the Consideration.

(c)Except as provide in this Section 6.5, the Contributor Parties shall not have any right to include the Consideration for registration on any registration statement filed by the Partnership with the SEC.  Notwithstanding anything to the contrary in this Section 6.5, the Contributor Parties shall not have any right to include the Consideration for sale in, or otherwise participate in, any underwritten public offering undertaken by the Partnership.

Article VII
INDEMNIFICATION, COSTS AND EXPENSES

Section 7.1Survival.

(a) Except as provided in Section7.1(b), the representations and warranties set forth in this Agreement and in any Transaction Document shall not survive the Closing. The covenants or agreements set forth in this Agreement that, by their terms, are to be performed prior to or at Closing shall expire upon and as of Closing.  The covenants or agreements set forth in this Agreement that, by their terms, are to be performed after Closing will survive until the expiration of the applicable statute of limitations or for such shorter period as explicitly specified herein. The right to indemnification under Section 6.4 shall survive the Closing until thirty (30) days after the expiration of the statute of limitations (including extensions) applicable to such Tax matter (each such claim, an “Indemnified Tax Claim” and such time period, the “Tax Indemnity Period”).

(b)The Fundamental Representations shall survive the Closing for a period of twelve (12) months, except for the representations and warranties set forth in Section 4.9 of this Agreement, which shall survive the Closing until the termination of the Tax Indemnity Period (as applicable, the “Survival Period”).   Each of the Parties hereby acknowledges and agrees that, from and after the Closing, it will not have any claims or causes of action or any right to indemnification pursuant to Section 7.2 for a breach of any representation or warranty in this Agreement that does not survive Closing.  No claim for indemnification pursuant to Section 7.2 may be made or brought by any Party hereto after the expiration of the applicable Survival Period unless such claim has been asserted by written notice specifying the details supporting the claim on or prior to the expiration of the applicable Survival Period.

Section 7.2Indemnification.

(a)From and after the Closing, the Partnership and the partners, directors, managers, officers, employees and agents of the foregoing (collectively, the “Partnership Indemnified Parties”) shall be indemnified and held harmless severally by each Contributor Party, and not jointly, for any Losses that the Partnership incurs by reason of the incorrectness, falsity or breach of the Contributor Fundamental Representations under this Agreement.  Written notice of any claim by the Partnership for indemnification from the Contributor Parties under this Section 7.2 relating to the incorrectness, falsity or breach of the Contributor Fundamental Representations under this Agreement arising during the applicable Survival Period must be given by the Partnership to the Contributor Parties no later than the end of the applicable Survival Period.  For purposes of clarity, any claim by the Partnership for the breach of any Contributor Fundamental Representations contained in Article III or Article IV shall be indemnified severally by each Contributor Party as to itself, and not on a joint basis.

(b)From and after the Closing, the Contributor Parties (collectively, the “Contributor Indemnified Parties”) shall be indemnified and held harmless by the Partnership for any Losses that a Contributor Indemnified Party incurs by reason of the incorrectness, falsity or breach of the Partnership Fundamental Representations under this Agreement.  Written notice of any claim by a Contributor Indemnified Party for indemnification from the Partnership under this Section 7.2 relating to the incorrectness, falsity or breach of the Partnership Fundamental Representations under this Agreement arising during the applicable Survival Period must be given by a Contributor Party to the Partnership no later than the end of the applicable Survival Period.

(c)Subject to Section 7.1(a), from and after the Closing, the Partnership Indemnified Parties shall be indemnified and held harmless severally by each Contributor Party, and not jointly, and the Contributor Indemnified Parties shall be indemnified and held harmless by the Partnership, for any Losses that the Partnership or the

Contributor Parties, as the case may be, incurs by reason of breach by the other Party of the covenants or agreements of the other Party set forth in this Agreement.

Section 7.3Defense of Claims.

(a)If any Indemnified Party receives notice of the assertion of any claim or of the commencement of any claim, action, or Proceeding made or brought by any Person who is not a Party to this Agreement or any representative of a Party to this Agreement (a “Third Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnified Party shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than thirty (30) calendar days after the Indemnified Party’s receipt of notice of such Third Party Claim.  Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the indemnifiable Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnified Party, to elect to assume the defense of any Third Party Claim at such Indemnifying Party’s expense and by such Indemnifying Party’s own counsel; provided, that (i) the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party and (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have sufficient financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder.  The Indemnified Party shall cooperate in good faith in such defense at such Indemnified Party’s own expense.  If an Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnified Party may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party’s Liability pursuant to this Agreement.

(b)(i) If, within 20 calendar days after an Indemnified Party provides written notice to the Indemnifying Party of any Third Party Claims, the Indemnified Party receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in this Section 7.3, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof (unless the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate based on a conflict of interest between the Indemnifying Party and the Indemnified Party, in which case the Indemnified Party shall have the right to engage not more than one firm as its own counsel, the fees and expenses of which shall be paid by the Indemnifying Party); provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third Party Claim within 20 calendar days after receiving notice from the Indemnified Party that the Indemnified Party believes the Indemnifying Party has failed to take such steps, the Indemnified Party may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof.

(ii) Without the prior written consent of the Indemnified Party, the Indemnifying Party shall not enter into any settlement of any Third Party Claim that would lead to Liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.  If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnified Party to that effect.  If the Indemnified Party fails to consent to such firm offer within 30 calendar days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnified Party may contest or defend such Third Party Claim.  In such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by Indemnified Party up to the date of said notice.

(c)Any claim by an Indemnified Party on account of an indemnifiable Loss that does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than 30 calendar days after the Indemnified Party becomes aware of such Direct Claim.  If the Indemnifying Party rejects such claim, the Indemnified Party will be free to seek enforcement of its right to indemnification under this Agreement.

(d) If the amount of any indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof to the date or repayment at the “prime rate” as published in The Wall Street Journal) shall promptly be repaid by the Indemnified Party to the Indemnifying Party.

(e)A failure to give timely notice as provided in this Section 7.3 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party that was entitled to receive such notice was actually prejudiced as a result of such failure.

Section 7.4Exclusive Remedy.  Except for the remedies contained in Section 8.7 and in the case of Fraud, after the Closing, the Parties acknowledge that the indemnification obligations  set forth in Section 7.2 are the sole and exclusive remedy with respect to this Agreement and the transactions contemplated hereby.

Section 7.5Limitations.  Notwithstanding anything to the contrary in this Article VII or elsewhere in this Agreement:

(a)Each Contributor Party’s aggregate Liability under this Agreement and from the transactions contemplated hereby shall not exceed its pro rata share of the value of the Consideration. The Partnership’s aggregate Liability under this Agreement and from the transactions contemplated hereby shall not exceed the value of the Consideration. The value of the Consideration for purposes of this Section 7.5(a) shall be determined by multiplying the number of applicable Common Units by the closing price of such Common Units on the Closing Date.

(b)Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss for which it would otherwise be entitled to indemnification pursuant to this Article VII upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss; provided that any reasonable cost incurred by a Party to mitigate any such Loss will be deemed a Loss for purposes of this Article VII.

(c)NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER THE PARTNERSHIP NOR THE CONTRIBUTOR PARTIES NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY LOST PROFITS OR PUNITIVE, CONSEQUENTIAL, REMOTE, SPECULATIVE, SPECIAL OR INDIRECT DAMAGES, EXCEPT TO THE EXTENT SUCH LOST PROFITS OR DAMAGES ARE INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY FOR WHICH IT IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

Section 7.6Tax Treatment of Indemnity Provisions.  Each Party, to the extent permitted by applicable Law, agrees to treat any payments made pursuant to this Article VII as adjustments to the Consideration for all U.S. federal and applicable state income and franchise Tax purposes.

Section 7.7Calculation of Losses.  In calculating amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be computed net of (a) payments actually recovered by any Indemnified Party under any insurance policy with respect to such Losses net of expenses and (b) any actual recovery by any Indemnified Party from any Person with respect to such Losses net of expenses.  Each Indemnified Party shall use commercially reasonable efforts to pursue reimbursement for Losses, including under insurance policies and indemnity arrangements; provided that such reimbursement is not reasonably anticipated to result in an increase in the insurance premiums to be paid by such Indemnified Party and provided further, the foregoing shall not be interpreted to require the maintenance of any insurance.

Section 7.8No Duplication.  In no event shall any Indemnified Party be entitled to recover any Losses under one Section or provision of this Agreement to the extent such Losses are recovered by such Indemnified Party, nor shall its insurer or indemnitor be entitled to any kind of subrogation or substitution which would give it the right to make a claim against the Indemnifying Party.

Article VIII
MISCELLANEOUS

Section 8.1Amendments and Modifications.  This Agreement may be amended, modified or supplemented only by written agreement of the Parties hereto.

Section 8.2Waiver of Compliance.  Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.3Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than Delaware.  Each Party hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 8.4 addressed to such Party at the address specified pursuant to Section 8.4.  Each of the Parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery, or in the event, but only in the event, that such court does not have jurisdiction over such action or Proceeding, to the exclusive jurisdiction of the United States District Court for the District of Delaware (or, in the event that such court does not have jurisdiction over such action or Proceeding, to the exclusive jurisdiction of the Delaware Superior Court) (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such Courts).  Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 8.4 to such Party’s address set forth in Section 8.4 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity.  EACH PARTY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.

Section 8.4Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission, or mailed by a nationally recognized overnight courier, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

If to the Partnership:

Mid-Con Energy Partners, LP

Attn: Chad McLawhorn

2431 E. 61st Street, Suite 850

Tulsa, OK 74136

Email: cmclawhorn@midcon-energy.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

Attention: William J. Cooper

wcooper@sidley.com

If to the Contributor Parties:

The addresses set forth on Schedule 2.1 under the column labeled “Contributor Addresses.”

each with a copy (which shall not constitute notice) to:

GableGotwals

100 W. 5th Street

Tulsa, OK 74103

Attn: Stephen W. Lake

Email: slake@gablelaw.com

Section 8.5Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties.  Neither Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties.

Section 8.6Expenses.  Except as otherwise set forth in this Agreement, each Party shall pay its own costs and expenses (including legal, accounting, financial advisory and consulting fees and expenses) incurred by such Party in connection with the negotiation and consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 8.7Specific Performance.  The Parties acknowledge and agree that a breach of this Agreement would cause irreparable damage to the Partnership and the Contributor Parties and Partnership and the Contributor Parties will not have an adequate remedy at Law.  Therefore, the obligations of Partnership and the Contributor Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 8.8Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto), together with each of the other Transaction Documents, constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede any and all prior or contemporaneous discussions, agreements and understandings, whether written or oral.

Section 8.9Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental Authority, (a) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, (b) such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, (c) to the extent any such provision is deemed to be invalid, illegal or unenforceable, each of the Contributor Parties and the Partnership agrees that it shall use its reasonable best efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and (d) to the extent that the Governmental Authority does not modify such provision, each of the Contributor Parties and the Partnership agrees that they shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 8.10Disclosure Schedules.  The inclusion of any information (including dollar amounts) in any section of any schedule required by this Agreement (the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgment by the disclosing party or any other Party that such information is required to be listed on such section of the relevant Disclosure Schedule or is material to or outside the ordinary course of the business of the applicable Person to which such disclosure relates.  Each disclosure item set forth in the Disclosure Schedules shall relate only to the specific Section of the Agreement that corresponds to the number of such Schedule and to any other Section of this Agreement to which it is reasonably apparent on the face of such disclosure that such disclosure relates.  The information contained in this Agreement, the Exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any Third Party of any matter whatsoever (including any violation of Law or breach of Contract).

Section 8.11Third Party Beneficiaries.  This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of the Parties hereto.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, including any creditor of any Party or any of their Affiliates, except that Section 6.3 shall inure to the benefit of the Persons referred to therein.  No Person other than the Parties shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any Liability (or otherwise) against any other Party hereto.

Section 8.12Facsimiles; Electronic Transmission; Counterparts.  This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) by any Party and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.  This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 8.13Time of Essence.  Time is of the essence in the performance of this Agreement.

Section 8.14Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable Law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the Subject Interests.

* * * * *

IN WITNESS WHEREOF, the Parties execute and deliver this Agreement, effective as of the date first above written.

PARTNERSHIP:

MID-CON ENERGY PARTNERS, LP

By:	Mid-Con Energy GP, LLC, its general partner

By:	/s/ Charles L. McLawhorn, III
Charles L. McLawhorn, III
Vice President, General Counsel and Secretary

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

CONTRIBUTOR PARTIES:

Class A Members:

By:/s/ Charles R. Olmstead
Charles R. Olmstead

By:/s/ Jeffrey R. Olmstead
Jeffrey R. Olmstead

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

Class B Members:

By:/s/ S. Craig George
S. Craig George

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

EXHIBIT A

Form of Revised GP LLC Agreement

A-1

EXHIBIT B

Form of Revised Partnership Agreement

B-1

EXHIBIT C

Form of Spousal Consent

D-1

Schedules

Schedule 2.1

Contributor Party	Subject Interests	Contributor Address	Consideration (Total Number of Common Units)
Charles R. Olmstead	50% of the Class A Interests		6,000
Jeffrey R. Olmstead	50% of the Class A Interests		6,000
S. Craig George	100% of the Class B Interests		6,000

Schedule 2.3(a)(iii)

•	Charles R. Olmstead
•	Fred Ball Jr.
•	John Brown
•	Wilkie S. Colyer Jr.
•	Peter A. Leidel
•	Cameron O. Smith

2.1-1